CONSULTING AGREEMENT

November 15, 2018

Stuart Scheinman

Globe Photos, Inc.

6445 South Tenaya Dr.

Suite B-130

Las Vegas, Nevada 89113

Dear Mr. Scheinman:

This will confirm our understanding of the arrangements made with Globe Photos, Inc. covering the consulting services Scott C. Black will perform for Globe Photos, Inc (the "Company"), beginning November 15, 2018.

Mr. Black will serve as Chief Legal Officer ("CLO") and will report directly to Mr. Stuart Scheinman and the Board of Directors, as appropriate. In this role, Mr. Black wilt have the responsibilities and authorities normally assigned to the office of the CLO and as granted by the Company's Board of Directors. In the event we both agree to a change in the scope of the services, this agreement will be amended accordingly. You acknowledge that any change in scope or timeline may result in a change in compensation.

In consideration of Mr. Black agreeing to act as your CLO, you will provide him indemnification to the fullest extent permitted by the Company's by-laws and Nevada law. The Company must also obtain and maintain insurance to cover its officers and the Company agrees to include Mr. Black under this policy.

As part of your team since 2014, and in recognition of CLO services provided since joining the Company, Mr. Black is granted the option to purchase 7,500,000 Warrants of the Company's Common Stock, at $0.0001 par value under the Company's 2018 Incentive Plan, and at an exercise price of $0.05 per share. The 7,500,000 will be 100% vested on the date issued and exercisable on the day following with the warrants expiring Ten (10) years from the date of vesting.

The Company understands that Mr. Black may consult with other companies, including CLO services, and will may not be able to devote all his time to the legal demands of the Company, and that conflicts of interest may arise. As a result, the Company understands that it will be required to disclose these facts to the public and further understands that these conflicts have the potential to have a material adverse effect on the business.

Compensation is based on the Company's current position as of the date of this letter, anticipated cooperation from your personnel, timely responses to inquires; timely communication of all significant operational matters and the assumption unexpected circumstances will not be encountered during the engagement.

This agreement may be terminated by either party at any time with or without cause by giving written notice to the other party of at least thirty (30) days.

Mr. Black retains the right to suspend or terminate service in the event of nonpayment. Services will not be resumed until your account is paid as agreed. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed.

Mr. Black appreciates the opportunity to be of service and believes this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let me know.

If you agree with the terms of our engagement as described in this letter, please sign and return the letter to me.

Best Regards,

/s/ Scott C. Black

Scott C. Black

Agreed to by:

/s/ Stuart Scheinman

Stuart Scheinman, CEO

Globe Photos, Inc.

November 15, 2018

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